UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2016

Mylan N.V.

(Exact name of registrant as specified in its charter)

Netherlands	333-199861	98-1189497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Building 4, Trident Place, Mosquito Way, Hatfield Hertfordshire	AL10 9UL
(Address of Principal Executive Offices)	(Zip Code)

+44 (0) 1707 853 000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2016, John D. Sheehan, Executive Vice President and Chief Financial Officer of Mylan, notified Mylan that he will retire effective as of April 1, 2016. Mylan issued a press release regarding Mr. Sheehan’s retirement, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On January 8, 2016, Mylan Inc., a Pennsylvania corporation and wholly-owned subsidiary of Mylan N.V., entered into an Amended and Restated Executive Employment Agreement with Anthony Mauro, who has been promoted from President, North America to Chief Commercial Officer effective as of January 4, 2016. The Amended and Restated Executive Employment Agreement is effective as of January 1, 2016 and automatically renews on each anniversary of the effective date unless earlier terminated by Mr. Mauro or Mylan Inc. The Amended and Restated Executive Employment Agreement contains substantially the same terms as his existing contract, except that Mr. Mauro’s base salary has been increased to $700,000 in connection with his promotion to Chief Commercial Officer.

The Amended and Restated Executive Employment Agreement also contains terms relating to benefits upon termination of employment, which are consistent with Mr. Mauro’s existing agreement. In the event that Mr. Mauro’s employment is terminated without cause, he would be entitled to a severance payment equal to his base salary, a pro-rata bonus based on actual performance and one year of continued health benefits. In the event of termination of employment by reason of death or disability, Mr. Mauro or his estate would receive payments and benefits as if his employment had been terminated without cause, as described above, provided that such payments and benefits will be reduced by any death or disability benefits payable to him under other plans or arrangements. Upon non-renewal, Mr. Mauro’s employment will terminate as of the first anniversary of the effective date or the end of any renewal term (as applicable), and he will be entitled to a severance payment equal to his base salary and one year of continued health benefits.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 8, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN N.V.

Date: January 8, 2016	By:	/s/ John D. Sheehan
John D. Sheehan
Executive Vice President and Chief Financial Officer